RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is dated as of [INSERT], 2022, and is by and between Schweitzer-Mauduit International, Inc. (the “Company,” and, together with its Affiliates, the “Company Group”) and [INSERT] (“Employee”).

    The Company Group has expended significant time, effort and resources to develop and protect its trade secrets and other confidential information, its relationships with current and prospective customers, vendors, suppliers, and other business relations, its goodwill associated with its Business, and its investment in recruiting and training its employees. Employee acknowledges that the nature of Employee’s position with the Company Group (i) gives Employee access to the Company Group’s trade secrets and confidential information, and (ii) exposes Employee to and allows Employee to develop relationships with the Company Group’s current and prospective customers, vendors, suppliers, and other business relations. Employee further acknowledges that the Company Group would be irreparably harmed if such information and relationships were used to unfairly compete with the Company Group.

    Therefore, in consideration of Employee’s employment with the Company Group, access to Trade Secrets, Confidential Information, customer and other business relationships, the 2022 awards under the Schweitzer-Mauduit International, Inc. 2015 Long-Term Incentive Plan, including the annual grants and any additional retention grants,  and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows. This Agreement does not change Employee’s “at will” status with the Company Group, meaning that either Employee or the Company Group may terminate Employee’s employment at any time and for any reason, with or without cause.

1.Definitions. As used in this Agreement, the following terms have the following meanings:

a.“Affiliate” means, with respect to any specified Person other than a natural person, any other Person that, directly or indirectly, has the power to direct the management and policies of such specified Person whether through the ownership of voting securities, by contract or otherwise, including, without limitation, each of such specified Person’s subsidiaries.
b.“Business” means the: (i) production of performance nets, films and non-wovens, as well as related coatings and adhesives, with applications in Company Group’s key growth areas which include surface protection, filtration and healthcare contract manufacturing and (ii) production of cigarette papers and reconstituted tobacco products for cigarette and cigar manufacturers, as well as the processing of various other non-tobacco natural fibers such as cocoa paper and industrial hemp for applications commercialized by the Company Group..
c.“Confidential Information” means information, regardless of form, belonging to the Company, licensed by it, or disclosed to it on a confidential basis by its customers, suppliers, or other third parties, other than Trade Secrets, which is material and valuable to the Company and not generally known by the public.
d.“Intellectual Property Rights” means any rights of ownership, including, but not limited to, all rights of patent, trademark, service mark, trade secret, copyright and copyright renewal, rental, lending and/or fixation.
e.“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
f.“Prohibited Territory” means anywhere in the United States or any other country in which the Company Group operates or licenses its rights for a third party to operate or any country which the Company Group is actively considering operating in or licensing the rights in such other country and in which you performed services, or with respect to which you had

WORKAMER\39970252.v2

material responsibility, oversight or business contacts, on behalf of the Company Group within the two year period immediately preceding your relevant conduct.
g.“Trade Secrets” means confidential, non-public information, regardless of form, belonging to the Company Group, licensed by it, or disclosed to it on a confidential basis by its customers, suppliers, or other third parties, including, but not limited to, technical or nontechnical data, formulae, strategies, software programs, compilations, programs, devices, methods, techniques, drawings, processes, financial data or plans, product plans, or lists of actual or potential customers or suppliers that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstance to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting your obligations under this Agreement.
h.“Work Product” means any concepts, methods of operation, processes, programs, coding, designs (including, but not limited to, machines, processes, articles of manufacture, compositions of matter, computer programs, and business methods), audio visual works, graphics, property, data, inventions, discoveries, innovations, creations, original works of authorship, trademarks or service marks (and all goodwill associated therewith), documentation, information, materials, or refinements or improvements of any of the foregoing, prepared, conceived, discovered, developed, modified, worked on, reduced to practice, or created by you, alone or together with others, in connection with performing any of your employment responsibilities during your employment with the Company Group.
2.Limitation on Competition; Non-Disparagement.

a.Limitation on Competition. You acknowledge that the Company Group is engaged in highly competitive businesses, including the Company’s Business, and have compelling business interests in preventing the use or disclosure of its Confidential Information and Trade Secrets, and that you, by virtue of your position, will have access to Confidential Information and Trade Secrets. Accordingly, you agree that while you are employed by the Company Group, and for the two (2) years after the effective date of termination of your employment with the Company Group you shall not, either directly or indirectly, alone or in conjunction with any other person or legal entity (other than the Company Group), perform any duties or services that are substantially similar to or the same as those which you performed for the Company Group for any person or business that substantially competes with the Company Group in the Business within the Prohibited Territory. For the avoidance of doubt, the post-employment restrictions in this Section 2(a) shall not apply to persons or businesses that do not directly compete against the Company Group with respect to the Business and shall not apply to any services performed after the effective date of termination of your employment with the Company Group solely as a board member or in an immaterial consulting or advisory role unless such services would necessarily require the use or disclosure of the Company Group’s Trade Secrets and/or Confidential Information.
b.Non-Disparagement. You agree that while you are employed by the Company Group and for the two (2) years after the effective date of termination of your employment with the Company Group for any reason, you shall not, either directly or indirectly, make any written or oral disparaging statements regarding the Company, any other member of the Company Group, or any of their respective officers, directors, employees, agents, contractors, vendors, customers, clients, licensees, members, shareholders or financiers.
3.Limitation on Soliciting Personnel and Customers. You agree that, except to the extent that you are required to do so in connection with your employment responsibilities herein or except with the Company Group’s prior written permission, while you are employed by the Company Group, and for the two (2) years after the effective date of termination of your employment with the Company Group, you shall not, either directly or indirectly, alone or in conjunction with any other party and/or entity, recruit, induce or solicit to become employed by, engage in a business, or conduct business with a business that competes with the Company Group, any third party person or entity who is an employee, customer or business relationship of any member of the Company Group.

4.Non-Disclosure Covenant. You acknowledge that as an integral part of the Company’s Business, the Company Group has developed, and will develop, at a considerable investment of time and expense, marketing and business plans and strategies, procedures, methods of operation and marketing, financial data, technical procedures, plans for development and expansion, and other confidential and sensitive information, and you acknowledge that the Company Group has a legitimate business interest in protecting the confidentiality of such information. You acknowledge that you will be entrusted with such information as well as confidential information belonging to customers, suppliers, and other third parties. You therefore acknowledge a continuing responsibility to protect such information and agree:
a.You will treat as confidential and will not, without the prior written approval of the Company, use (other than in the performance of duties of employment with the Company Group), publish, disclose, patent, copyright, or authorize anyone else to use, publish, disclose, patent, or copyright: (i) Trade Secrets either during your employment or subsequent thereto; or (ii) any Confidential Information either during your employment or for two (2) years after the effective date of termination of your employment with the Company Group. Nothing in this Agreement limits, restricts or in any other way affects your ability to communicate with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, with respect to any potential violation of law relevant to the governmental agency or entity, or requires you to furnish prior notice to the Company of the same. Additionally, please be advised that, under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
b.The Company recognizes that you, as a former employee or independent contractor of another company, may previously have been privy to trade secrets and/or confidential information of such other company, and you may be under an obligation to such other company to maintain the confidentiality of such trade secrets or confidential information. Accordingly, to the extent you are under such an obligation, you shall not: (i) bring any records, notes, files, drawings, documents, plans and like items, provided to you in confidence by such other company, or any copies thereof, relating to or containing or disclosing confidential information or trade secrets of any such other company on the premises of the Company Group or otherwise use such documents and items in the performance of services for the Company Group; or (ii) disclose any confidential information or trade secrets provided to you in confidence by such other company to any other employee of the Company Group; provided, however, that this prohibition only applies to documents or information that you obtained or learned before the beginning of your employment with the Company Group.
5.Return of Work Product and Company Property. At any point during your employment, at the specific request of the Company Group, or, in any event, as promptly as practicable after your employment with the Company Group has been terminated, you will return to the Company Group all Work Product and all data, lists, information, memoranda, notes, records, reports, files, rolodexes and documents belonging to the Company Group (including any copies or reproductions thereof, in any form, and any materials constituting or containing Trade Secrets or Confidential Information of the Company Group) and all Company Group-provided credit cards, keys, building passes, security passes, access or identification cards, laptop or other computers, other computer equipment, portable e-mail devices, telephones, computer software, and all other property of the Company Group that are in your possession or control. You agree that, by your last day of work, you will clear all expense accounts, repay everything you may owe to the Company Group, and pay all amounts you may owe on the Company Group provided credit cards or accounts (such as cell phone accounts).

6.Acknowledgment. The parties acknowledge and agree that the covenants contained in Sections 2, 3, 4, and 5 of this Agreement are reasonable as to time, scope and territory given the Company Group’s need to protect its substantial investment in its Confidential Information, Trade Secrets, employment relationships, and customer relationships, and particularly given (a) the generous compensation and benefits that are to be provided to you, (h) the Company Group’s investment of time, effort and capital in enhancing your business skills and opportunities, (c) the complexity and competitive nature of the Company Group, and (d) that you have sufficient skills to find alternative, commensurate employment or consulting work in your field of expertise that would not entail a violation of Sections 2, 3, 4, and 5 of this Agreement. So that the Company Group may enjoy the full benefit of the covenants referenced in this Section 6, you further agree that the restricted period set forth in each such covenant shall be tolled, and shall not run, during the period of any breach by you of any of the covenants referenced in this Section 6. You and the Company further agree that, in the event that any provision of any of the covenants referenced in this Section 6 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each member of the Company Group shall have the right to enforce all of your obligations to such member of the Company Group under this Agreement, including without limitation pursuant to this Section 6.

7.Cooperation.
a.You agree to reasonably cooperate with the Company Group in the defense or prosecution of any claims or actions asserted by or made against any member of the Company Group, their respective current or former parents, predecessors in interest, subsidiaries or affiliates, or any of their respective current or former officers, directors, trustees, shareholders, employees, agents, attorneys, successors or assigns. Such reasonable cooperation may include, but is not limited to, your consultation with the Company Group or its counsel and your attendance as a witness at depositions, trials or similar proceedings and providing sworn statements and/or testimony in connection therewith.
b.Without limiting the forgoing, you agree not to discuss any ongoing or anticipated legal proceedings (or any facts, or prospective or actual testimony in connection therewith) with, or to provide documents pertaining thereto to, any person employed by or engaged to provide services to the Company Group or any other person, or otherwise communicate with such individual with respect to such matters, unless you have been expressly authorized to do so in advance by the Company Group’s legal counsel or otherwise compelled to do so under a lawfully issued subpoena, administrative order or order of court of competent jurisdiction. Prior to responding thereto, you agree to promptly inform the Company of the issuance of any such subpoena or order and to reasonably cooperate with the Company Group’s counsel (consistent you’re your obligations under law) if the Company Group elects to challenge the issuance thereof.
c.Both you and the Company hereby acknowledge that your obligations under this Section 7 shall be subject to your compliance with your legal obligations in any such proceeding including, without limitation, your obligation to provide truthful testimony.
d.You acknowledge and understand that your obligation to reasonably cooperate will continue beyond the termination of your engagement by the Company Group as an employee or independent contractor. The Company will provide you reasonably compensation for any cooperation that occurs after you are no longer performing services for the Company and an hourly rate consistent with your rate of pay on the effective date of termination of your employment with the Company Group.
8.Remedies. Notwithstanding anything to the contrary in this Agreement and to the extent permitted by applicable law, in the event of a breach by you of any provision of this Agreement, the

Company Group shall have the right to set off against any sums Company Group owes you the amount of any damages incurred or suffered by the Company Group as result of the breach, including all outstanding awards under the Schweitzer-Mauduit International, Inc. 2015 Long-Term Incentive Plan and the amounts and benefits provided under the Schweitzer-Mauduit International, Inc. 2016 Executive Severance Plan. Any such set-off shall not be presumed to be in full satisfaction of or as liquidated damages for or as a release of any claim or damages against you that may accrue to the Company Group as a result of the breach. You acknowledge that the services to be rendered by you to the Company Group are of a unique, unusual, special and extraordinary nature, and of a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that any breach or threatened breach of Sections 2, 3, 4, and 5 hereof by you is likely to result in irreparable injury to the Company Group. Therefore, in addition to all remedies provided at law or in equity (which remedies shall be cumulative and not mutually exclusive), you agree that the Company Group shall be entitled to file suit in a court of competent jurisdiction to seek a temporary restraining order and a permanent injunction to prevent a breach or threatened breach of such Sections. The existence of any claim, demand, action or cause of action that you may have against the Company Group, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company Group of any of your obligations under this Agreement.

9.Arbitration. With the exception of the claims set forth below, to the fullest extent permitted by law, you and the Company agree that any and all legal disputes or claims arising out of or relating to your employment or the termination of your employment with the Company Group shall be settled exclusively by final and binding arbitration before a neutral third-party arbitrator in accordance with this provision. This arbitration agreement applies to, among other things and without limitation, disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it, any claim under federal, state or local statute, regulation or common law doctrine regarding employment discrimination, conditions of employment or termination of employment. Except as limited below, arbitration shall apply to any and all such legal disputes whether asserted against the Company, any other member of the Company Group, and/or any of their officers, alleged agents or managers, directors or other representatives.

    The only claims that are arbitrable are those that, in the absence of this Agreement, would have been justifiable under applicable federal, state or local law. In addition, claims for state employment insurance (e.g., unemployment compensation, worker’s compensation, worker disability compensation) or claims under the National Labor Relations Act shall not be subject to arbitration. Statutory or common law claims alleging that the Company Group retaliated or discriminated against you for filing a state employment insurance claim, however, shall be subject to arbitration. Further, arbitration does not apply and nothing in this Agreement shall prohibit the Company Group from seeking injunctive and/or other equitable relief to protect its business interests (e.g., without limitation, claims alleging violations of Sections 2, 3, 4, or 5 of this Agreement or other claims relating to confidentiality, trade secrets, non-competition, tortious interference with contract or business relations) or as necessary to protect the health, safety and general welfare of its employees.

    A demand for arbitration shall be made within a reasonable time after the claim has arisen. In no event shall the demand for arbitration be permitted after the date when institution of legal or equitable proceedings based on such claim would be barred by the applicable statute of limitations (or, with regard to a claim of discrimination or harassment for which you choose to file a charge of discrimination with a local, state or federal administrative agency, after the expiration of the notice period provided by the law governing your claim). The arbitrator shall not conduct class arbitration, meaning that you have no right to demand to arbitrate a claim in a representative capacity or to participate as a member of a class of claimants against the Company Group, unless such class action arbitration is otherwise mandated as a matter of law.

    Arbitration shall take place under the JAMS Employment Arbitration Rules & Procedures in Atlanta, before an experienced employment arbitrator licensed to practice law in Georgia, who has been selected in accordance with such Rules & Procedures. The arbitrator may not modify or change this Agreement in any way. The arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the arbitrator deems necessary. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of

Civil Procedure, and is required to issue written opinions for both motions and final rulings of arbitration, which shall state the essential findings and conclusions upon which the decision or ruling is based.

    Each party shall pay the fees of the attorneys, the expenses of witnesses, and any other expenses that party incurs in connection with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid by the Company Group, except that in arbitrations initiated by you, you shall pay a portion of such fees that is equal to the applicable filing fee you would have to pay had you proceeded in a court filing; and, attorneys’ fees will be awarded in accordance with the applicable statutory provisions.

    Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this Section. Should you or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this Section, the responding party will be entitled to recover from the initiating party all available damages, expenses, and attorneys’ fees incurred as a result of that breach. The provisions contained in this Section 9 shall survive the termination and/or expiration of this Agreement. If any portion of this provision is held to be invalid, then it shall be considered void, but the remaining portions of this provision shall be enforceable.

    The parties indicate their acceptance of the foregoing arbitration provision by initialing below:

    ____________________        ________________________
    For the Company            Employee

10.No Conflicts; Notification. You represent and warrant that your performance of all the terms of this Agreement, and the performance of your duties as an employee of the Company Group, do not and will not breach any agreement between you and any other Person, including any prior employer. You agree to notify any subsequent employer of the existence and terms of this Agreement. In addition, you authorize the Company Group to provide a copy of this Agreement to third parties, including but not limited to your subsequent, anticipated, or possible future employers.

11.Assignment. Employee may not assign or delegate this Agreement or any of his or her rights or obligations hereunder without the prior written consent of the Company. Any purported assignment by Employee in violation of this provision shall be null and void from the time of such purported assignment. The Company may assign this Agreement or any or all of its rights and interests hereunder to one or more of its Affiliates or to any successor to all or substantially all of the business and/or assets of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.Miscellaneous.

a.Binding Effect; Assignment. This Agreement shall inure to the benefit of and shall be binding upon you and your executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, neither party hereto shall be entitled to assign this Agreement or any of its rights, or delegate any of its duties hereunder without the written consent of the other party (except, in your case, customary delegation of authority not inconsistent with this Agreement; and except, in the case of the Company, to any other member of the Company Group or any person or entity acquiring all or substantially all of the assets of the Company or to any entity controlling, controlled by or under common control with the Company). Notwithstanding any provision of this Agreement to the contrary, neither the assignment of a different reporting officer, due to a reorganization or an internal restructuring of the Company Group or its subsidiaries or affiliates or otherwise, nor an assignment by the Company of this Agreement to another member of the Company Group or any of their respective subsidiaries or Affiliates shall constitute a modification or a breach of this Agreement.

b.Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia, without regard to its conflict of laws principles or provisions. The parties hereto agree that the state or federal courts in the State of Georgia shall have personal jurisdiction over them with respect to all matters arising from or with respect to this Agreement. Such courts shall be the exclusive forum for the resolution of any matter or controversy arising from or with respect to Sections 2, 3, 4, or 5 of this Agreement and for any action to enforce or challenge results of an arbitration proceeding brought under the provisions of this Agreement.
c.Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
d.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
e.Entire Agreement. This Agreement is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof, is the complete and exclusive statement of the terms thereof, and supersedes any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto; without limiting the foregoing, the parties acknowledge and agree that this Agreement may not be modified electronically, by email exchange or otherwise, even if the electronic communication is accompanied by the typed name of the sender, an electronic signature, or signature block.
f.Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the Company and you intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.
g.Waiver. The waiver by either the Company or you of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same provision by the other party or a waiver of a breach of another provision of this Agreement by the other party. No waiver or modification of any provision of this Agreement shall be valid unless in writing and duly executed by the party to be charged with the waiver or modification. Without limiting the generality of the foregoing, the parties acknowledge and agree that no provision of the Agreement may be waived or modified electronically, by email exchange or otherwise, even if the electronic communication is accompanied by the typed name of the sender, an electronic signature, or signature block of the party to be charged with the waiver or modification.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) indicated below to be effective as of the date stated in the preamble.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.    [INSERT]

By:        ____________________________________
Name:        [INSERT]
Title:

                            ____________________________________
Date        Date